Exhibit 99.2
MEMORANDUM

TO:	All Lodgian Employees

FROM:	Daniel E. Ellis, President & Chief Executive Officer

RE:	Company Update

DATE:	February 16, 2010
I wanted to take this opportunity to update you with regard to the potential acquisition of Lodgian by the Lone Star Funds as well as the completion of our negotiations to voluntarily turn over six hotels to a receiver appointed by one of the Company’s lenders.
Since announcing the intention of the Lone Star Funds to acquire Lodgian on January 22, 2010, we have been working to prepare the required materials that must be filed with the Securities and Exchange Commission and ultimately delivered to our shareholders. These materials are commonly called a “Proxy Statement” and describe the negotiations that led up to the agreement as well as the reasons why Lodgian’s Board voted unanimously to approve this transaction. The Proxy Statement asks that each of Lodgian’s shareholders vote to approve the acquisition at a special meeting of shareholders, which we expect to have during the second quarter of 2010. Holders of a majority (more than 50%) of our common stock must vote in favor of the transaction for it to move forward. The preliminary Proxy Statement was filed today. You may access this filing by visiting www.lodgian.com, clicking on Investor Relations and then SEC filings.
There are also other contingencies that must be satisfied in order to finalize this acquisition. During this period, it is extremely important that we continue to operate our business as usual. I ask each of you for your continued hard work and dedication as this process moves forward.
You may have seen some reports in the media about two lawsuits that have been filed against the Company and our directors concerning the potential acquisition. It should be noted that these types of lawsuits are very common and not unexpected. We believe these lawsuits to be without merit and intend to defend them vigorously.

Additionally, we recently reached a resolution with the lender for six of our hotels to turn these properties over to a court–appointed receiver. The hotels are listed below:
•	Holiday Inn-Inner Harbor, MD

•	Crowne Plaza-Houston, TX

•	Fairfield Inn-Merrimack, NH

•	Marriott Courtyard-Bentonville, AR

•	Marriott Courtyard-Florence, KY

•	Marriott Courtyard-Abilene, TX
The surrender of these hotels was a very difficult business decision. These properties have been in the Lodgian family for many years and all have hardworking and dedicated employees. However, the economic crisis that we have experienced over the last couple of years made the continued ownership and operation of these properties virtually impossible. We worked extremely hard to negotiate with the lender to restructure the debt associated with these hotels, but we ultimately were not successful in doing so. The new operator of these hotels will be Crescent Hotels & Resorts. Crescent is a well respected hotel management company, and I am confident that they will do a great job running these properties going forward. We have already begun working with Crescent to finalize the transition.
I appreciate your continued support. I am always available to answer your questions. I can be reached at [*] and my email is [*].